Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 27, 2019 relating to the balance sheet of Otis Collection LLC as of October 8, 2019 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 11, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com